Exhibit 1.1
AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of July 15, 2025, by and among ANSYS, Inc. (the “Company”), Synopsys, Inc. (“Parent”) and ALTA Acquisition Corp. (“Merger Sub”). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of January 15, 2024, by and among the Company, Parent and Merger Sub (the “Merger Agreement”).

WHEREAS, the End Date, prior to giving effect to this Amendment, is July 15, 2025;

WHEREAS, Section 8.1 of the Merger Agreement provides that the Merger Agreement may be amended by the parties thereto by an instrument in writing signed on behalf of each of the parties thereto; and

WHEREAS, the Company, Parent and Merger Sub desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company, Parent and Merger Sub hereby agree as follows:

1.           Amendment to the Merger Agreement.  Section 7.1(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“by either Parent or the Company if the Merger shall not have been consummated by 11:59 p.m. (California time) on August 15, 2025 (the “End Date”); provided, however, that: (i) if, on August 15, 2025, any of the conditions set forth in Section 6.1(d), Section 6.1(e), Section 6.1(f) or Section 6.1(g) has not been satisfied or waived, then either Parent or the Company may, by providing written notice thereof to the other party at or prior to 11:59 p.m. (California time) on August 15, 2025, extend the End Date to November 14, 2025; and (ii) a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the failure to consummate the Merger by the End Date is primarily attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time in breach of such party’s obligations hereunder;”

2.         General Provisions.  Each reference in the Merger Agreement to “this Agreement,” “hereof,” “herein” and “hereunder” and words of similar import referring to the Merger Agreement, and any reference to the Merger Agreement in any other agreements, certificates, instruments and documents that are executed and delivered in connection with the Merger Agreement, shall mean and be a reference to the Merger Agreement as amended by this Amendment. All references in the Merger Agreement, as amended by this Amendment, to “the date hereof,” “the date of this Agreement” and words of similar import, and all references to the date of the Merger Agreement in any other agreements, certificates, instruments and documents that are executed and delivered in connection with the Merger Agreement, shall in all instances continue to refer to January 15, 2024. Nothing herein shall be deemed to create new rights or obligations not expressly enumerated in this Amendment. Except as expressly amended hereby, each term and provision of the Merger Agreement remains in full force and effect. This Amendment and the Merger Agreement constitute the entire agreement among the parties hereto regarding the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof and thereof. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms of this Amendment. The provisions of Sections 8.1 (Amendment), 8.2 (Waiver), 8.5 (Applicable Law; Jurisdiction; Waiver of Jury Trial), 8.8 (Assignability; No Third-Party Beneficiaries), 8.10 (Severability), 8.11 (Remedies) and 8.12 (Construction) of the Merger Agreement shall apply this Amendment, mutatis mutandis, as if set forth herein.

[Signature page follows.]

IN WITNESS WHEREOF, ANSYS, Inc., Synopsys, Inc. and ALTA Acquisition Corp. have caused this Amendment to be duly executed as of the date first above written.

ANSYS, INC.

By:	/s/ Ajei S. Gopal
Name: Ajei S. Gopal
Title: President and Chief Executive Officer

SYNOPSYS, INC.

By:	/s/ Sassine Ghazi
Name: Sassine Ghazi
Title: Chief Executive Officer

ALTA ACQUISITION CORP.

By:	/s/ Sassine Ghazi
Name: Sassine Ghazi
Title: Authorized Signatory

[Signature Page to Merger Agreement Amendment]